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EXHIBIT(a)(1)(vi)

FORM OF LETTER/EMAIL TO REJECTED TENDERING OPTION HOLDERS
[CELESTICA LETTERHEAD]

Dear Participant:

Unfortunately, your Letter of Transmittal (election form) in connection with Celestica's Offer to Purchase Specified Options was either inaccurate or incomplete and was not accepted by Celestica. If you wish to tender your eligible Options, you must submit a new Letter of Transmittal (election form). Your site representative or Towers Perrin must be in receipt of a properly completed Letter of Transmittal (election form) before 5:01 P.M., Eastern Time, on July 11, 2005 (or, if the offer is extended, before the extended expiration date). If we do not receive an accurate and complete Letter of Transmittal (election form) from you before the deadline, all eligible Options currently held by you will remain on their existing terms and conditions.

If you have any questions, please contact your site representative or Towers Perrin, by phone in the United States or Canada at 1-877-480-3585, in Mexico at 001-800-514-3585 and in all other jurisdictions at +44-870-161-6613.

Thank you.

Sincerely,

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FORM OF LETTER/EMAIL TO REJECTED TENDERING OPTION HOLDERS [CELESTICA LETTERHEAD]